Exhibit 10.8

GREENSCAPE LABORATORIES, INC.

THIS  DIRECTOR/OFFICER  COMPENSATION AGREEMENT ("Agreement")    is made  and  entered   into  this  15th    day of December  2013,  between   Loretta  L. Moss, with address  located  at 2110  N. 20th Ave. Pensacola  32503  (together   with their  subsidiaries, parents,   affiliates,  successors   and  assigns,  collectively   known   as  "Director/ /Officer) and  Greenscape   Laboratories.   Inc. with  its principal  office located  at  1311  E. La Rua St. Pensacola,  FL 32501   (together  with their  subsidiaries,   parents,  affiliates,  successors  and assigns,  collectively  known  as "Client").

In consideration   of the  mutual  promises  and  covenants   set  forth  herein  and  for other  good  and  valuable  consideration,   the  receipt  and  sufficiency  of which  are  hereby acknowledged,  the Director/Officer  and Director/Officer  hereby  agree as follows:

1.    Engagement. The Client hereby  retains  Director/Officer   on a non-exclusive basis   to  provide   certain   requested    business,   advisory,   strategic   and   administrative services  for the  Client.   These  services  shall  be  undertaken    to  build  value  for  Client's business  (further  detailed  in Section 3 below).

2.    Term.  The term  of this Agreement  shall commence  on the date hereof and end on the date which is twelve  (12) months  following the date hereof.  The Client retains the   right   to  terminate    this  Agreement   upon   one   (1)  month   written    notice   to  the Director/Officer.

3.     Scope of Responsibilities.

3.1        Director/Officer   shall  not  take  any  action  hereunder    which  he knows or believes will likely have an adverse  or detrimental   effect on the Client's interest in any  material   respect  and  shall  act  in good  faith  and  with  loyalty  to  the  Client with respect  to the subject  matter  hereof,  including  full disclosure,  confidentiality  and honesty with respect  to any services  provided  by the Director/Officer,  to the same extent as would be  required   by  an  agent   of the  Client.   During  the  Term  hereof,  neither   party   shall adversely  interfere  with the business  of the other  party, take any action that  is reasonably likely to diminish  the goodwill existing  in relationships   between  the other  party  and any third  party,  or  knowingly  disparage   the  other  party,  its  officers,  employees,   agents  or representatives.

3.2         Subject  to  the  following  obligations   of  Client,  Director/Officer will be responsible   to perform  the services  listed  on Exhibit A, attached  hereto,  on an as needed  basis or through  the close of the contemplated   transaction   between  the parties.

4.   Compensation Structure.

4.1         In consideration   of the work  to be performed   by Director/Officer as detailed  in the Scope of Responsibilities,  the Client shall:

•  Compensate   the  Director/Officer   - Loretta  L. Moss  on  a  stock  basis  of 2,000,000  shares.

4.2 Expenses. In addition to any fees payable to Director/Officer hereunder, the Client agrees to reimburse Director/Officer for any due diligence, marketing costs and such other actual out-of-pocket expenses reasonably incurred by Director/Officer in connection with performing the services hereunder, provided that the Client shall approve such expenses.

5.   Non-Circumvention. The Client shall not in any way circumvent, or attempt to circumvent, Director jOfficer for the purpose of transacting or consummating any loan, financing arrangement, stock offering, or any other business (including employment opportunities), transaction or arrangement with any person or entity directly introduced to the Client by Director/Officer, or take any other action (i) which might reasonably be expected to jeopardize or interfere with the relationship between such persons or entities and Director/Officer, or (ii] attempts to avoid or avoidance of the Client's obligations set forth above. The Client shall keep Director/Officer sufficiently informed on the status of any and all contacts, negotiations, agreements and payments between the Client and any relationships of the Director/Officer including without limitation copying Director/Officer on all significant correspondence, drafts and agreements. The Client agrees that in the event the Client violates this paragraph Director jOfficer shall be entitled to, in addition to any other available remedies, injunctive relief to prevent such agreement, transaction or arrangement and, in the case of an actual consummation of any such agreement, transaction or arrangement, Director/Officer shall be entitled to, in additional to any other available remedies, compensation equal to that outlined in Section 4.
6.    Indemnification.          The    Client    agrees     to    indemnify     and     hold Director/Officer  and its members,  managers,  shareholders,   officers, directors,  employees, agents  and affiliates harmless  from and against  any and all direct  losses, claims, damages, liabilities  and  expenses   (including  without  limitation  legal and  other  fees and  expenses incurred   in connection  with,  and  any  amounts   paid  in settlement   of, any action,  suit  or proceeding  or any claim asserted),  arising  out of or based  upon  (i) any material  breach  of this Agreement  by the Client, (ii) any untrue  or alleged untrue  statement  of a material  fact, or any omission  or alleged omission  to state  a material  fact required  to be stated  therein or  necessary   to  make  the  statements   therein   not  misleading,  contained   in any  offering documents,  filings, subscription   documents   or other  documents   or information  provided in connection  with any offer, sale or issuance  of securities,  (iii) any untrue  statement   of a material  fact or omission  to state  a material  fact by the Client to any of Director/Officer's associates,  (iv) any breach  by the  Client of its obligations  under  any agreement   with  an associate   of  the   Director jOfficer,    (v)  the   performance    by  Client  of  its  services   in connection  with  this  Agreement,  provided  that  any such  loss, claim, damage,  liability  or expense  is not as a result  of Director/Officer's   wilful misconduct  or gross negligence.

7.   Information; Confidentiality. The Client recognizes and confirms that Director/Officer, in acting pursuant to this engagement, will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Client, and that Director/Officer does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Client hereby warrants that any information relating to the Client that is furnished to Director/Officer by or on behalf of the Client will be fair, accurate and complete in all material respects and will not contain any material omissions or misstatements of fact. The Client agrees to fully cooperate with Director/Officer in all reasonable requests for information and in Director jOfficer's efforts to perform services for the Client. All information that the Client provides to Director/Officer which is not publicly available is deemed confidential ("Confidential Information"). Director jOfficer will not disclose any Confidential Information to any person without the prior written consent of the Client, provided that Director/Officer may disclose such Confidential Information (i) to its advisors, representatives and employees assisting Director jOfficer in providing the services hereunder so long as they are obligated to maintain the confidentiality of such Confidential Information in accordance with the terms hereof, (ii) to any third party that has signed a confidentiality agreement approved by the Client, (iii) pursuant to a valid court order by a court or other governmental agency, or as otherwise required by law, or as necessary to establish the rights of either party under this Agreement, provided that Director/Officer shall to the extent permitted by such court or regulatory agency, promptly notify the Client of receipt of any such order and provide the Client a reasonable period of time in which to oppose such order before responding, (iv) if such Confidential Information is or becomes in the public domain not through any breach hereof by Director/Officer, or (v) if Director/Officer receives such information from a third party not under any duty of confidentiality.

8.  Director/Officer Is Not A Broker/Dealer. Director/Officer is not currently registered as or broker-dealer with the SEC or FINRA with any firm and is not registered as an investment advisor under the Investment Advisors Act of 1940. Therefore, Director/Officer will not affect transactions in nor offer or sell, or attempt to offer or sell or induce the purchase or sale of, any securities of the Client, and Director/Officer will not advise the Client or any other person with respect to the purchase or sale of any security. (Nothing contained in this Section shall affect Director/Officer's right to receive the Director/Officer's Fee hereunder.)

9.    Legal Advice.  The Client herein  acknowledges  that  the Director/Officer  is not a law firm and has not provided  any legal advice to the Client.

10.   Further  Assurances.    Each of the  parties  hereto  agrees  to perform  any and  all  lawful  additional   acts,  including   execution   of  additional   agreements,    as  are reasonably  necessary  to carry out this Agreement.

11.    Due Execution.   The parties  hereto  acknowledge,  represent   and warrant that  they entered  into this Agreement  only after  due consideration   and consultation  with their  respective  counsel, that  they were  not fraudulently   induced,  coerced  or intimidated to enter  into it, and that  in entering  into it they have not relied  upon  any oral or written statements   or acts made by any other  party  other  than as expressly  set forth herein.   Each of the parties  hereto  represents   and warrants   to the other  party  that the execution  of this Agreement  has been  duly authorized,   executed  and  delivered  by it and  that  all required corporate    resolutions    and   authorizations     have   been   approved    or   obtained.      This Agreement  may be executed  in counterparts   and each counterpart   shall be and constitute a  part   of  this  Agreement,   and   all  counterparts     taken   together    shall  constitute    the Agreement  and be binding  and effective upon  all parties  hereto.   This Agreement  may be executed  by facsimile or e-mail delivery  of a digital  image format  file (such as a tI.pdf' or tI.tif' file).

12.     Choice of Law; Dispute  Resolution.    This Agreement  shall be governed by and construed  in accordance  with the laws of the State of Florida without  regard  to its choice of law provisions  or references  to any other  state  laws.  If there  is any dispute  as to whether  an introduction   is to be subject  to this Agreement,  the parties  will promptly  meet to resolve  such dispute  in good faith.  If such dispute  (or any other  dispute  hereunder)   is not resolved  within  20 days, the parties  shall promptly  submit  such dispute  to expedited binding   arbitration    in  Pensacola,   FL in  accordance   with   the   rules   of  the  American Arbitration  Association.   In the  event  action  becomes  necessary  to enforce  the  terms  of this Agreement,  then  the  prevailing  party  shall be entitled  to an award  of its reasonable attorney's   fees and costs through  all stages  of arbitration   and/or   litigation,  including trial and  appellate  court.   Any controversy   over  the  construction   of this  Agreement  shall be decided  neutrally,  in light of its conciliatory  purposes,  and without  regard  to the events  of authorship  or negotiations.

13.       Miscellaneous.

13.1       Client.           Client shall be defined  and construed   as Greenscape Laboratories,   Inc. and/or   any and all affiliated  or subsidiary   entities  of the Client or any entity  existing  as a result  of a sale, consolidation,   or merger  of the Client with or into any other  corporation   or corporations.

13.2      Breach.              The  parties   acknowledge    that   their   obligations under  this Agreement  are necessary  and reasonable   in order  to protect  Director jOfficer. Accordingly,  the  parties   agree  and  acknowledge   that  any  such  violation  or  threatened violation  of this Agreement  will cause irreparable   injury to Director/Officer.   In the event the  terms  and  conditions   of this  Agreement   are  not  met  by the  Client, Director/Officer shall  be  entitled   to, a legal  monetary   penalty  equal  to  the  maximum   it should  realize from  (i) a Transaction   and/or   the  Success  Fees  (ii) Engagement/Advisory    Services  plus any and  all expenses,  including  but  not limited  to, all legal costs  and  expenses  incurred to  recover   the   lost   revenue.   Additionally,   Director/Officer     shall   be  entitled    to  an injunctive  remedy,  awarded   without  bond, preventing   the Parties  from consummating   a Transaction   with sources  introduced   to the parties  and preventing   communication,   in or by  any  form  with   parties   introduced    to  Client  without   the  explicit,  actual,  written consent  of Director/Officer.

13.3      Binding Effect.               This Agreement  shall be binding  upon  and inure to the benefit of the parties  hereto  and their  respective  heirs, successors  and assigns.

13.4      Assignment.       Neither  party  may assign  this Agreement  with  the prior  written   consent  of the  other  party  hereto,  except  that  Director/Officer   may assign this Agreement  to any entity controlled  by it or its principals.

13.5      Entire Agreement.          This Agreement  constitutes   the  entire  and integrated   agreement   between  the  parties  hereto  and  sets  forth  all promises,  covenants, agreements,   conditions   and  understandings    between   the  parties   with  respect   to  the subject matter  hereof and supersedes  all prior and contemporaneous   negotiations, representations,    understandings,    inducements,   conditions  and  agreements,   expressed   or implied, with respect  to the subject  matter  hereof.   This Agreement  may not be modified, amended,  altered  or supplemented,   except  by written   instrument   signed  by the  parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF the parties have executed this Agreement on the date specified in the preamble of this Agreement.

GREENSCAPE LABORATORIES, INC.

By:       /s/ James  R.J. Scheltema

President    & CEO

By:     /s/ Loretta   L. Moss

Title:   Secretary

EXHIBIT A
SCOPE OF SERVICES

1.	General strategic and board level advisory services
2.	Financial advisory and modeling services
3.	Business development services
4.	Assistance with contemplated mergers and acquisitions
5.
Assistance     with   such   other    matters     as  may   arise   and   which   are   undertaken to build value for Client's shareholders induding but not limited to the preparation of a business plan and the assistance in the collation and presentation of financial documents.